Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown Inc. (media)
Lizanne Wentz	Mike Beyer (312) 961-2502
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

GlaxoSmithKline

Amanda Foley

Product Communications

(215) 751-3951

GLAXOSMITHKLINE AND ADOLOR REPORT INITIAL RESULTS FROM

PHASE 2 STUDIES OF ENTEREG (TM) (ALVIMOPAN)

Statistically significant Phase 2b study results indicate that Entereg provided benefits in patients with bowel dysfunction due to chronic opioid analgesic therapy

London and Exton, PA– March 07, 2005 - GlaxoSmithKline (GSK) and Adolor Corporation (Nasdaq: ADLR) announced today initial top-line results from two Phase 2 studies of Entereg (alvimopan). The Phase 2b study (SB-767905/011) evaluated alvimopan for the treatment of opioid-induced bowel dysfunction (OBD), which results from the use of opioids in patients suffering from chronic pain. The Phase 2a study (SB-767905/007) investigated alvimopan in patients with chronic idiopathic constipation (CIC) not associated with opioid use.

The Phase 2b study, in 522 non cancer patients with OBD, showed that all three oral alvimopan dosage regimens achieved statistically significant effects on the primary and secondary endpoints compared with placebo.

The primary endpoint was the change from baseline in weekly frequency of spontaneous bowel movements (SBM) (defined as bowel movements with no laxative use in the previous 24 hours) over the first half of the 6-week treatment period. All groups reported an SBM frequency of approximately 1 per week during the baseline period. The average weekly change from baseline over weeks 1-3 was 3.36 SBM for the alvimopan 0.5 mg twice daily treatment group, 3.29 SBM for the alvimopan 1mg, once daily treatment group and 4.17 SBM for the alvimopan 1 mg twice daily treatment group compared to 1.65 SBM for the placebo group. All alvimopan treatment groups were statistically significantly different from placebo at the p<0.001 level. These changes were apparent by the first week of treatment and were sustained throughout the 6-week treatment period, with a prompt return towards baseline following discontinuation of treatment.

Alvimopan treatment was also associated with significant improvements in straining, stool consistency, and incomplete evacuation compared with placebo. These symptomatic improvements were evident by the first week and sustained throughout the 6-week treatment period, similar to the bowel movement response.

In this Phase 2b study adverse events (AEs) affecting the gastrointestinal tract (GI) were the most common, occurring in 30-43% of alvimopan treated patients, compared to 36% on placebo. The most frequently reported AEs were abdominal pain, nausea and diarrhea and GI adverse events were also the most common reason for study withdrawal. In this Phase 2b study alvimopan was generally well tolerated. The incidence of any patient reporting an AE was numerically similar between treatment and placebo groups. There was no evidence of antagonism of opioid analgesia based upon pain intensity scores and opioid consumption. Review of safety data is ongoing.

“We are very pleased with the results of this study,” said Dr. Yvonne Greenstreet, Senior Vice President, Medicine Developments Centre at GlaxoSmithKline. “These initial results from study 011 are consistent with previous observations from other studies and we believe that the changes seen are clinically important and provide the platform for the development of an important new therapy for patients with OBD.”

“OBD is a common and serious clinical problem for millions of patients taking opioids chronically to manage painful conditions, such as severe back pain and osteoarthritis,” said James E. Barrett, Ph.D., Senior Vice President, Chief Scientific Officer, President, Research of Adolor Corporation. “We are delighted that the results of this study suggest that patients taking opioids such as morphine or codeine may benefit from use of Entereg and believe that the convenience of oral dosing is optimal for development in this patient population.”

GSK and Adolor are also reporting the initial, top-line results from study SB-767905/007, a separate Phase 2a, proof of concept, study of alvimopan for possible treatment of chronic idiopathic constipation (CIC) not due to opioid treatment. GSK and Adolor have previously shown in well controlled pharmacodynamic studies that alvimopan enhanced intestinal transit in normal subjects and patients with constipation not receiving opioids. Study SB-767905/007 was designed to test the hypothesis that abnormal responses to endogenous opioids (naturally occurring in the body) could contribute to chronic constipation.

There were no statistically significant differences from placebo for any dose of alvimopan on the primary or secondary endpoints, or in key subgroups.

In this Phase 2a study, alvimopan treatment for 8 weeks up to 8 mgs twice daily was generally well tolerated.

Exploratory analyses of these data from Study 007 suggest that some constipated patients may have achieved therapeutic benefits and so, further studies are being considered.

About Study SB-767905/011

•	Study SB-767905/011 was a Phase 2b multi-centre, randomized, double-blind, placebo controlled trial of 522 adult subjects (64 % female) with OBD secondary to the use of opioid analgesics for non-cancer pain.

•	The objective of the study was to select a treatment regimen that improves OBD symptoms with an acceptable safety profile.

•	Under the study protocol, patients were randomly assigned to placebo or one of three alvimopan treatment regimens for 6 weeks:

•	0.5 - mg twice daily

•	1- mg once daily

•	1- mg twice daily

About Study SB-767905/007

•	Study SB-767905/007 was a Phase 2a multi-centre, randomized, double blind, placebo controlled trial of 217 adult subjects (90% female) with chronic idiopathic constipation.

•	The objective was to test the hypothesis that abnormal responses to endogenous opioids (naturally occurring in the body) could contribute to chronic constipation.

•	Under the study protocol, patients were randomly assigned to placebo or one of three alvimopan treatment regimens for 8 weeks:

•	1 mg - twice daily

•	3 mg - twice daily

•	8 mg - twice daily

About Alvimopan (Entereg (TM))

Alvimopan is an investigational peripherally-acting mu opioid receptor antagonist (PAMOR) designed to block the negative effects of opioids, like morphine or codeine, on the gastrointestinal system without interfering with the analgesic effects on the central nervous system. It is the first of this new class with a New Drug Application (NDA) that has been accepted for review by the U.S. Food and Drug Administration (FDA) for postoperative ileus.

About Opioid-induced Bowel Dysfunction (OBD)

Although opioid analgesics are the cornerstone of drug therapy for moderate-to-severe pain, treatment is often associated with a persistent dysfunction of gastrointestinal function, which produces significant morbidity and can result in complications if neglected. OBD is a drug-induced condition characterized by a constellation of adverse effects associated with infrequent, difficult, or incomplete defecation. Unlike other adverse effects of opioid therapy which tend to resolve with continued therapy, tolerance to OBD rarely develops. OBD results from the binding of opioid analgesics to µ-opioid receptors in the gastrointestinal tract, which slows propulsive motility, increases reassertion of water and salts, and decreases gastrointestinal secretions. The consequences of OBD are not only distressing but are often severe enough to be a dose limiting side effect that can interfere with adequate pain control. Laxatives may provide limited relief for some OBD patients, but can be associated with bothersome side effects.

Alvimopan Collaboration

Adolor Corporation and GlaxoSmithKline are collaborating on the worldwide development and commercialization of alvimopan for POI, opioid-induced bowel dysfunction (OBD) associated with extended use of opioids to treat chronic pain, chronic idiopathic constipation not associated with opioid use, and irritable bowel syndrome (constipation predominant).

About GSK

GSK, one of the world’s leading research-based pharmaceutical and healthcare companies, is committed to improving the quality of human life by enabling people to do more, feel better and live longer.

All trademarks used or mentioned in this release are legally protected.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use Adolor and GSK are collaborating in the worldwide development and commercialization of Entereg ™ in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that further studies of Entereg (TM) in OBD are not positive; the risk that Adolor may not obtain FDA approval for the Entereg(TM)

postoperative ileus New Drug Application (NDA), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the results from other clinical trials of Entereg(TM), including the GSK Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the FDA will not meet the PDUFA target action date for the Entereg(TM) NDA; the risk that the results of Study 001 do not support a submission of a marketing approval application for Entereg(TM) in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

###